Addendum to Form 4;

At the end of the transaction date October 3, 2003 the following amount of securities were beneficially owned:

Amount of Securities        Ownership     Nature of indirect
Beneficially Owned          Form          Beneficial Ownership
--------------------------------------------------------------
  34,000                       I        (See item (1) below.
 164,666                       D
   1,760                       I        Spouse
   1,377                       I        Trust in name of son

Item (1)
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(1) The Joseph Saker Family Partnership, L.P. (the
"Partnership"), holds 85,000 shares of Common Stock of Foodarama Supermarkets, Inc. (the "Company"). The Saker Family Corporation is sole general partner (the "General Partner") of the Partnership. Richard J. Saker owns 40% of the outstanding capital stock of the General Partner. The General Partner owns a 1% interest in the Partnership and has the sole power to dispose of the shares of the Common Stock of the Company only upon the unanimous consent of all shareholders of the General Partner. On other matters not involving the sale, transfer or other disposition of such shares, the shares of the Common Stock of the Company held by the Partnership are voted as directed by the individual shareholders of the General Partner in accordance with their respective ownership interests in the General Partner. Accordingly, the General Partner votes 34,000 shares as directed by Richard J. Saker on such other matters. In addition to his ownership interest in the General Partnership, Richard J. Saker is a beneficiary of the trust which owns a 99% interest in the Partnership (the "Limited Partner"). Thus, Richard J. Saker has an indirect interest in the Company Common Stock held by the Partnership by reason of a 40% beneficial interest in the Limited Partner. Richard J. Saker disclaims beneficial ownership of shares held by the Partnership in excess of his pecuniary interest. In addition, Richard J. Saker also disclaims beneficial ownership of shares held by his spouse and shares held in trust in name of son.